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                                                                  EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                        AEGIS COMMUNICATIONS GROUP, INC.

         Aegis Communications Group, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: that the Board of Directors of the Corporation, at a special meeting of the Board of Directors called for such purpose, duly adopted resolutions by unanimous vote authorizing proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable, and directing that said amendments be submitted to the shareholders of said corporation for their consideration. In applicable part, the resolutions authorizing the amendments are as follows:

                  "RESOLVED, that . . . the amendment of the Company's certificate of incorporation to (i) increase the Company's authorized capital stock to 202,000,000 shares, comprised of 2,000,000 shares of preferred stock and 200,000,000 shares of common stock and (ii) delete Article Sixth to the extent that it provides for classifying the Board of Directors into three separate classes shall, through a Certificate of Amendment to the Restated Certificate of Incorporation, be and it hereby is approved and adopted;

                  RESOLVED, that a special meeting of shareholders shall be held at a date, and at such time and place as shall be determined by the Company's Chairman, for the purposes of seeking shareholder approval to . . . approve the amendments to the Certificate of Incorporation described above . . . and that the officers of the Company, or any one of them, are hereby authorized and directed, in the name and on behalf of the Company, to do or cause to be done all such acts as they may deem necessary or advisable in connection with the preparation, execution and filing with the Securities and Exchange Commission of the Proxy Statement, and thereafter the dissemination of the Proxy Statement to the shareholders, and that proxies approving all matters referred to therein be solicited; and that all such acts of such officers that are in accordance with the purposes and intent of this resolution, are hereby adopted, ratified and confirmed as the valid acts of the Company . . .

                  RESOLVED, that each of the officers of the Company is hereby authorized, empowered and directed to execute, verify, acknowledge, certify, deliver and file such other agreements, instruments, documents, and certificates, to attach to these resolutions such additional resolutions, and to take or cause to be taken such other actions as may be necessary, desirable, or appropriate to effect the purposes and intentions of the foregoing resolutions."



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         SECOND: that the amendment of the Certificate of Incorporation, which would strike in its entirety Article Fourth of the Certificate of Incorporation of the Corporation and insert in its place a new Article Fourth, is as follows:

         "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 202,000,000 shares, consisting of (a) 200,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and (b) 2,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock").

                  A. Shares of Preferred Stock may be issued from time to time in one or more series as authorized by the Board of Directors, each such series to have such designations as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, terms, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Certificate of Incorporation or any amendment thereto, or in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. The Preferred Stock of any series shall or may be, without limitation, (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends at such rates, on such conditions and at such times; (c) entitled to such rights upon the dissolution of, or upon the distribution of the assets of, the Corporation; (d) entitled to such voting rights; (e) subject to or entitled to such preferences; (f) subject to or entitled to such sinking fund provisions; and (g) made convertible into, or exchangeable for, shares of any other class or classes, or any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, as shall or may be provided, stated or expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of such series. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

                  B. The Common Stock of the Corporation shall be subject to the prior rights of the Preferred Stock as may be set forth in the resolution or resolutions by the Board of Directors providing for the issuance of the Preferred Stock. Except for such voting rights as may be provided for in the resolution or resolutions creating one or more series of Preferred Stock, voting rights solely shall be in the Common Stock. Cumulative voting in any election of directors, regardless of class or series, is hereby expressly denied.


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                  C. By resolutions duly adopted by the Corporation's Board of
         Directors, on or prior to the date hereof, the Corporation has designated the following: (a) 29,778 shares of Preferred Stock as Series B Preferred Stock; (b) 231,902 shares of Preferred Stock as Series D Preferred Stock; (c) 132,053 shares of Preferred Stock as Series E Preferred Stock; and (d) 46,750 shares of Preferred Stock as Series F Preferred Stock."

         THIRD: that the amendment of the Certificate of Incorporation, which would strike in its entirety Article Sixth of the Certificate of Incorporation of the Corporation and insert in its place a new Article Sixth, is as follows:

         "SIXTH: NUMBER, ELECTION AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock designation, the number of directors of the Corporation will not be less than two nor more than twelve and will be fixed from time to time in the manner described in the bylaws of the Corporation. Each Director will be elected for a one-year term and until his or her successor has been duly elected and qualified."

         FOURTH: that thereafter, shareholders of said corporation, which hold the necessary number of shares as required by statute, duly adopted and approved said amendments at the special meeting of the shareholders of the Company noticed pursuant to Section 222 of the Delaware General Corporation Law.

         FIFTH: that said amendments was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Certificate of Amendment to be executed and filed on this 10th day of December, 1999.


                                   AEGIS COMMUNICATIONS GROUP, INC.,
                                   a Delaware corporation


                                   By:     /s/ Stephen A. Mcneely
                                           ------------------------------------
                                           Stephen A. McNeely
                                           President and Chief Executive Officer


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